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                                                                     EXHIBIT 6.4

                            REVOLVING PROMISSORY NOTE

                                 (Floating Rate)

$1,000,000.00                     Houston, Texas                  March 12, 1998


                  FOR VALUE RECEIVED, the undersigned, Total Building Systems, Inc., a Texas corporation ("Borrower"), hereby promises to pay to the order of COMPASS BANK a Texas state chartered banking institution ("Bank" and any subsequent holder hereof being hereinafter referred to as "Holder ") without grace at its office at 24 Greenway Plaza, P.O. Box 4444, Houston, Texas 77210-4444, or such other place as Holder may direct, in lawful money of the United States of America, with interest, the principal amount of One Million and No/100 Dollars ($ 1,000,000.00) or, if less than such principal amount. the aggregate principal amount (the "Advances ") advanced by the Holder from time to time to Borrower pursuant to the Loan Agreement (as defined below), said Advances not to exceed the aggregate principal amount of One Million and No/100 Dollars ($ 1,000.000.00) at any time outstanding, together with interest accruing thereon in accordance with the terms hereof. Payment of principal and interest shall be in accordance with the following provisions:

                  1. Payments. Borrower promises to pay accrued interest monthly, on or before the first (1st) day of each calendar month, on the principal amount outstanding hereunder from time to time, computed daily, according to the formula, set forth below. with the first such monthly interest payment to be due and payable on April 1, 1998. The unpaid principal of and accrued but unpaid interest on this Revolving Promissory Note (the "Promissory Note") and all other charges hereunder shall be fully and finally due and payable on May 1, 1999. Should any payment become due and payable on any day other than a Business Day (as such term is hereafter defined), the date of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest or any installment of either thereof, interest shall accrue and be payable thereon for the period of such extension at the applicable rate or rates specified herein. "Business Day" shall mean a day (other than Saturday or Sunday) when Bank is open for conducting all of its customary commercial banking activities.

                  2. Revolving Note. It is contemplated that the principal sum of money provided to be paid under this Promissory Note will be advanced to Borrower from time to time in a series of advances not to exceed at any time the principal amount of this Promissory Note. Subject to the foregoing limitation and the terms and provisions of a Loan Agreement of even date herewith between Borrower and Bank (the "Loan Agreement"), Borrower may borrow, repay, and reborrow hereunder. Any such advance shall be due and payable on or before the maturity date hereof.

                  3. Interest. Except for purposes of computing the Maximum Rate (as defined below), interest shall be calculated on the basis of a 360-day year applied to the actual number of


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days upon which principal is outstanding by multiplying the. principal amount outstanding hereunder by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by three hundred sixty (360). Borrower shall pay interest on the outstanding principal amount of the Advances from time to time at a per annum interest rate equal to the lesser of (i) Index Rate (as defined below) plus one-half percent (.5%) and (ii) the Maximum Rate. The term "Index Rate" shall mean a fluctuating interest rate per annum, computed on the basis of a year of 360 days, for the actual number of days elapsed, which rate per annum shall at all times be equal to the "prime rate" published in the "Money Rates" table in The Wall Street Journal from time to time, and if multiple prime rates are published, the highest such rates; provided, however, that in the event The Wall Street Journal is no longer published or no longer publishes the prime rate in its "Money Rates" table, Bank shall choose a substitute Index Rate that is based upon comparable information. Such rate is only one of the reference rates or indexes used by Bank from time to time, Bank may lend to others at rates, greater, or less than the Index Rate. Following the occurrence and during the continuance of an Event of Default (as hereinafter defined), or after maturity. all amounts outstanding hereunder, to the extent permitted by applicable law, shall, at the option of Bank,, bear interest at the Default Rate. The term "Default Rate"shall mean a per annum rate equal to the Index Rate plus five percent (5%), but in no event to exceed the Maximum Rate.

                  4. Security Instruments. The indebtedness evidenced hereby is secured by, among other things, the liens and security interests granted in the Security Instruments (as defined in the Loan Agreement, the "Security Instruments"). This Promissory Note is included in the indebtedness referred to in the Security Instruments and is entitled to the benefits of those documents, but neither this reference to those documents nor any provisions thereof shall affect or impair the absolute and unconditional obligation of Borrower to pay the principal of and interest on this Promissory Note when due. This Promissory
Note is the Revolving Note under and as defined in the Loan Agreement.

                  5. Events of Default. In case of the happening of any one or more of the following events (each an "Event of Default"):

                  (a) The failure to pay the principal of or interest on this Promissory Note, as and when due and payable;

                  (b) Failure by Borrower to pay any other loan obligation to Holder;

                  (c) Failure by Borrower or Guarantor to observe any covenant or obligation contained in the Security Instruments or in any other instrument executed in connection with or securing this Promissory Note; or

                  (d) The occurrence of any other Event of Default under and as defined in the Loan Agreement or of any other event of default specified in any of the other



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         Security Instruments or in any other document, agreement or instrument now or hereafter executed by Borrower or Guarantor in connection with or securing this Promissory Note,

then or at any time thereafter during the continuance of any such event, Bank, at its option and without any notice of intent to accelerate, notice of acceleration, or other notice or demand, may declare the entire principal amount of this Promissory Note then outstanding and the interest accrued thereon immediately due and payable, and the said entire principal, interest and all other amounts owing thereunder shall thereupon become immediately due and payable without presentment. demand, protest, notice of protest or other notice of default or dishonor of any kind, all of which are hereby expressly waived by Borrower. Reference is made to the Loan Agreement for a statement of the terms and conditions under which the term loan represented by this Promissory Note is being made available to Borrower and of additional terms and conditions under which this Promissory Note may be accelerated.

                  6. Waiver. Borrower and each guarantor, accommodation party, surety. endorser or other person or entity liable for the payment or collection of this Promissory Note expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, all other notices, bringing of suit and diligence in taking any action to collect amounts called for hereunder or enforcing any security or guaranty, and agree to any substitution, exchange or release or any security, with or without consideration, now or hereafter given for this Promissory Note or the release of any party primarily or secondarily liable hereon. Borrower and each guarantor, accommodation party, surety, endorser or any other person or entity liable for the payment or collection of this Promissory Note further agree that it will not be necessary for the owner or Holder hereof, in order to enforce payment of this Promissory Note, to first institute or exhaust its remedies against any maker or other party liable herefor or to enforce its rights against any security or guaranty for this Promissory Note, and hereby consent to the renewal and extension from time to time of this Promissory Note, and any other indulgence with respect hereto without notice of any such renewal, extension or indulgence.

                  7. Attorneys' Fees and Costs. Borrower agrees to pay reasonable attorneys' fees and costs incurred by Holder in collecting or attempting to collect this Promissory Note, whether by suit or otherwise.

                  8. Limitations on Interest. (a) It is the intention of Bank and Borrower to conform strictly to any applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law, then, in that event, notwithstanding anything to the contrary in this Promissory Note, the Loan Agreement, the Security Instruments or any other agreement entered into in connection with or as security for or guaranteeing the Loan Agreement or this Promissory Note, it is agreed as follows; (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by Bank under this Promissory Note, the Loan Agreement, the Security Instruments or under any other



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agreement entered into in connection with or as security for or guaranteeing the
Loan Agreement or this Promissory Note shall under no circumstances exceed the Maximum Rate, and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of Bank, be credited by Bank on the principal amount of any indebtedness owed to Bank by Borrower or refunded by Bank to Borrower, and (ii) in the event that the maturity or this Promissory Note is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Bank may never include more than the Maximum Rate and excess interest, if any, provided for in this Promissory Note, the Loan Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of Bank, be credited by Bank on the principal amount of any indebtedness, owed to Bank by Borrower or refunded by Bank to Borrower.

                  (b) Notwithstanding anything herein to the contrary, in no event will interest payable to Bank exceed the maximum amount permitted by the law applicable to Bank (after taking into account all charges payable to Bank which constitute interest under such applicable law), but if any amount referred to in this Promissory Note which would be payable to Bank but for the applicability of usury or other laws limiting the consideration payable to Bank is not paid to Bank as a result of the applicability of such laws, then interest on the outstanding principal balance of this Promissory Note payable to Bank shall, to the extent permitted by the law, accrue at the maximum rate of interest permitted by applicable law (after taking into account all charges payable to Bank which constitute interest under applicable law) until the total amount received by Bank equals the amount it would have received had no such laws been applicable.

                  (c) As used herein, "Maximum Rate" means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that Chapter ID of Title 79, Texas Rev. Civ. Stats. 192, as amended ("Chapter ID") establishes the Maximum Rate, the Maximum Rate shall be the "weekly rate ceiling" (as defined in Section 303 of the Texas Finance Code for that day. Bank may from time to time, as to current and future balances, implement any other ceiling under Texas Finance Code or Chapter ID by notice to Borrower, if and to the extent permitted by Texas Finance Code or Chapter ID. Without notice to Borrower or any other person or entity, the Maximum Rate shall automatically -fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

                  9. Applicable Law; Assigns. This Note shall be governed by, and construed in accordance with, the laws of the State of Texas (except that Tex. Rev. Civ. Stat. Ann. art. 5069, Ch. 15, as amended. which regulates certain revolving credit loan accounts and revolving triparty accounts, shall not apply to this Promissory Note or any transaction contemplated hereby), subject, however, to the effect of applicable federal law. As used herein, the terms "Borrower", "Bank" and "Holder", shall be deemed to include their respective successors, legal representatives, and assigns, whether by voluntary action of the parties or by operation of law.

                  10. Right to Prepay. Borrower shall have the right to prepay, without penalty, at any time and from time to time prior to maturity, all or any part of the unpaid principal balance of this Promissory Note and/or all or any part of the unpaid interest accrued to the date of such prepayment, provided that any such principal thus paid is accompanied by accrued interest an such principal.


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                  IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be duly executed and delivered as of the date first above written.

                                             TOTAL BUILDING SYSTEMS, INC.,
                                             a Texas corporation



                                         By: /s/ Charles D. McPhail
                                             -----------------------------
                                             Charles D. McPhail, President





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